Pricing Supplement No. K944
To the Underlying Supplement dated June 30, 2017,

Product Supplement No. I–B dated June 30, 2017,

Product Supplement No. I–C dated June 30, 2017,

Prospectus Supplement dated June 30, 2017 and

Prospectus dated June 30, 2017

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 December 18, 2017
Financial Products

$1,000,000

Buffered Accelerated Return Equity Securities due March 23, 2022
Linked to the Performance of a Weighted Basket Consisting of the iShares® MSCI EAFE® ETF, iShares® MSCI Emerging Markets ETF, the EURO STOXX 50® Index and the Nikkei 225 Index

•	The securities are for investors who seek a return linked to the performance of a weighted basket consisting of the iShares® MSCI EAFE® ETF, iShares® MSCI Emerging Markets ETF, the EURO STOXX 50® Index and the Nikkei 225 Index, as set forth below, and who are willing to forego dividend payments and lose up to their entire investment. At maturity, if the Final Basket Level is equal to or greater than the Buffer Level, investors will receive the principal amount of their investment, and if the Averaging Return is greater than zero, a return based on the arithmetic average of the Basket Observation Value on each of the Observation Dates (which occur approximately quarterly, beginning on March 16, 2018) multiplied by the Upside Participation Rate of 255%. However, investors will receive less than $1,000 per $1,000 principal amount if (1) the Final Basket Level is less than the Buffer Level and (2) the following formula yields a negative number: the sum of (i) the product of (a) the Downside Participation Rate and (b) the sum of the (A) Final Observation Value and (B) the Buffer Amount and (ii) the product of (a) the Upside Participation Rate and (b) the Averaging Return. You could lose your entire investment on the securities.

•	Senior unsecured obligations of Credit Suisse maturing March 23, 2022. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The securities priced on December 18, 2017 (the “Trade Date”) and are expected to settle on December 21, 2017 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 6 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000	$0	$1,000
Total	$1,000,000	$0	$1,000,000

(1) We or one of our affiliates will receive a commission in connection with the distribution of the securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date is $990.50 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

December 18, 2017

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Basket:	The securities are linked to the performance of a weighted basket consisting of three Underlyings (each a “Basket Component,” and together, the “Basket Components”). For additional information on the Basket Components, see “The Basket Components” in this pricing supplement. Each Basket Component is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Component Weighting:
	Basket Component	Ticker	Initial Level	Component Weighting
	iShares® MSCI EAFE® ETF	EFA UP <Equity>	$70.80	65/100
	iShares® MSCI Emerging Markets ETF	EEM UP <Equity>	$46.69	15/100
	EURO STOXX 50® Index	SX5E <Index>	3609.42	10/100
	Nikkei 225 Index	NKY <Index>	22901.77	10/100
Upside Participation Rate:	255%
Redemption Amount:	At maturity, for each $1,000 principal amount of securities, you will receive a Redemption Amount in cash that will equal $1,000 multiplied by the sum of one plus the Basket Return, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.
Basket Return:	•	If the Final Basket Level is equal to or greater than the Buffer Level, calculated as follows:
		Upside Participation Rate x	Averaging Return
If the Final Basket Level is equal to or greater than the Buffer Level, you will receive at least $1,000 per $1,000 principal amount of securities. However, even if the Final Basket Level is greater than the Buffer Level, you will not earn a positive return unless the Averaging Return is greater than zero. Because the Averaging Return will be the arithmetic average of the Basket Observation Value on each of the Observation Dates (which occur approximately quarterly, beginning on March 16, 2018), subject to a minimum of zero, your return on the securities may be less than it would be if the Basket Return were based on the point-to-point performance of the Basket from the Initial Basket Level to the Final Basket Level.
•	If the Final Basket Level is less than the Buffer Level, calculated as follows:
Downside Participation Rate x (Final Observation Value + Buffer Amount) + (Upside Participation Rate × Averaging Return)
If the formula in the above bullet yields a negative number, you will receive less than the principal amount of your securities at maturity. You could lose your entire investment on the securities.
Averaging Return:	The Averaging Return will be the arithmetic average of the Basket Observation Value on each of the Observation Dates, subject to a minimum of zero.
Buffer Level:	75, which is 75% of the Initial Basket Level
Buffer Amount:	25%
Downside Participation Rate:	The quotient of 100% and 75%, which is approximately 133.33%
Initial Basket Level:	Set equal to 100 on the Trade Date.
Final Basket Level:	100 multiplied by the sum of one and the Final Observation Value.

Basket Observation Value:	On any calculation date, calculated as follows:
(iShares® MSCI EAFE® ETF Return × 65/100) + (iShares® MSCI Emerging Markets ETF Return × 15/100) + (EURO STOXX 50® Index Return × 10/100) + (Nikkei 225 Index Return × 10/100)
The “iShares® MSCI EAFE® ETF Return,” the “iShares® MSCI Emerging Markets ETF Return,” “EURO STOXX 50® Index Return” and “Nikkei 225 Index Return” are the respective Component Returns for each Basket Component.
Final Observation Value:	The Basket Observation Value on the Valuation Date.
Component Return:	With respect to each Basket Component on any calculation date, the Component Return will equal the quotient of (i) the closing level of such Basket Component on such calculation date minus its Initial Level, divided by (ii) its Initial Level.
Initial Level:	For each Basket Component, the closing level of such Basket Component on the Trade Date, as set forth in the table above.
Final Level:	For each Basket Component, the closing level of such Basket Component on the Valuation Date.
Observation Dates:	March 16, 2018, June 18, 2018, September 18, 2018, December 18, 2018, March 18, 2019, June 18, 2019, September 18, 2019, December 18, 2019, March 18, 2020, June 17, 2020, September 16, 2020, December 16, 2020, March 17, 2021, June 16, 2021, September 16, 2021, December 16, 2021 and the Valuation Date, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Valuation Date:	March 18, 2022, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	March 23, 2022, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
CUSIP:	22550W2F3

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated June 30, 2017, Product Supplement No. I–B dated June 30, 2017, Product Supplement No. I–C dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000095010317006313/dp77765_424b2-undsupp.htm

•	Product Supplement No. I–B dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000095010317006316/dp77781_424b2-ib.htm

Product Supplement No. I–C dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000095010317006317/dp77785_424b2-ic.htm

•	Prospectus Supplement and Prospectus dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

                (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

                (ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

                (iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Hypothetical Redemption Amounts at Maturity

The table below illustrates the calculation of a hypothetical Averaging Return on the securities. The hypothetical Component Returns, Basket Observation Value and the calculation of the Averaging Return set forth below are provided for illustration purposes only. The actual Component Returns, Basket Observation Value and Averaging Return applicable to the securities will depend on the actual Component Returns of each Basket Component on each of the Observation Dates (which occur approximately quarterly, beginning on March 16, 2018).

The table and examples below illustrate the hypothetical Redemption Amounts at maturity per $1,000 principal amount of securities for a hypothetical range of performance of the Basket. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any interest. The table and examples below assume an Upside Participation Rate of 250%, a Buffer Level of 75% of the Initial Basket Level, a Buffer Amount of 25% and a Downside Participation Rate of 133.33%. The actual Initial Basket Level, Upside Participation Rate, Buffer Level, Buffer Amount and Downside Participation Rate are set forth in “Key Terms” herein.

The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be based determined on the Valuation Date. It is not possible to predict whether or by how much the Final Basket Level will be less than the Buffer Level. Any payment on the securities is subject to our ability to pay our obligations as they become due. You should consider carefully whether the securities are suited to your investment goals. The numbers appearing in the table and examples below have been rounded for ease of analysis.

	Table: Hypothetical Averaging Return on the securities.
	Component Returns on each of the Observation Dates
	EFA	EEM	SX5E	NKY
Observation Date	(Component Weighting = 65/100)	(Component Weighting = 15/100)	(Component Weighting = 10/100)	(Component Weighting = 10/100)	Basket Observation Value
1	-0.10	-0.20	0.10	0.10	-0.075
2	0	0.10	-0.10	0.20	0.025
3	-0.20	0	0.10	-0.10	-0.13
4	-0.30	0.20	-0.20	0.10	-0.175
5	0.15	0	-0.30	0	0.0675
6	0.10	0.10	-0.20	-0.10	0.050
7	0.40	0.15	0.20	0.50	0.3525
8	0.20	0.30	-0.40	0	0.135
9	-0.10	-0.10	-0.15	0.40	-0.055
10	0.10	-0.20	-0.30	0.20	0.025
11	-0.20	0.00	-0.15	0.15	-0.13
12	-0.10	-0.10	-0.20	-0.10	-0.11
13	0	-0.05	0.10	0.20	0.0225
14	-0.15	-0.30	0.20	-0.15	-0.1375
15	0.60	-0.25	0	0.20	0.3725
16	0.30	-0.30	0.10	-0.20	0.14
17	0.20	-0.10	0.50	0.10	0.175

In this example, the Averaging Return will equal the arithmetic average of the Basket Observation Value, which is 0.0325.

The following examples illustrate how the Redemption Amount is calculated.

Example 1: The Final Basket Level is 150, and the Averaging Return is 0.20. Because the Final Basket Level is equal to or greater than the Buffer Level, the Redemption Amount is determined as follows:

Basket Return	=	Upside Participation Rate × Averaging Return
	=	250% × 0.20
	=	0.50
Redemption Amount	=	$1,000 × (1 + Basket Return)
	=	$1,000 × 1.50
	=	$1,500

Because the Final Basket Level is equal to or greater than the Buffer Level, the Basket Return is equal to the Upside Participation Rate times the Averaging Return. In this example, at maturity you would receive a Redemption Amount equal to $1,500 per $1,000 principal amount of securities.

Example 2: The Final Basket Level is 150, and the Averaging Return is zero. Because the Final Basket Level is equal to or greater than the Buffer Level, the Redemption Amount is determined as follows:

Basket Return	=	Upside Participation Rate × Averaging Return
	=	250% × 0
	=	0
Redemption Amount	=	$1,000 × (1 + Basket Return)
	=	$1,000 × 1
	=	$1,000

Because the Final Basket Level is equal to or greater than the Buffer Level, the Basket Return is equal to the Upside Participation Rate times the Averaging Return. In this example, at maturity you would receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities because the Averaging Return is zero.

Example 3: The Final Basket Level is 60, and the Averaging Return is zero. Because the Final Basket Level is less than the Buffer Level, the Redemption Amount is determined as follows:

Basket Return	=	Downside Participation Rate × (Final Observation Value + Buffer Amount) + (Upside Participation Rate × Averaging Return)
	=	133.33% × (−0.40 + 0.25) + (250% × 0)
133.33% × −0.15 + 0.0
	=	−0.20 + 0.0
	=	−0.20
Redemption Amount	=	$1,000 × (1 + Basket Return)
	=	$1,000 × 0.80
	=	$800

Because the Final Basket Level is less than the Buffer Level, the Basket Return is equal to the sum of (i) the product of (a) the Downside Participation Rate and (b) the sum of the (A) Final Observation Value and (B) the Buffer Amount and (ii) the product of (a) the Upside Participation Rate and (b) the Averaging Return. In this example, at maturity you would receive a Redemption Amount equal to $800 per $1,000 principal amount of securities.

Example 4: The Final Basket Level is 60, and the Averaging Return is 0.05. Because the Final Basket Level is less than the Buffer Level, the Redemption Amount is determined as follows:

Basket Return	=	Downside Participation Rate × (Final Observation Value + Buffer Amount) + (Upside Participation Rate × Averaging Return)
	=	133.33% × (−0.40 + 0.25)+ (250% × 0.05)
	=	133.33% × −0.15 + 0.125
	=	−0.20 + 0.125
	=	−0.075
Redemption Amount	=	$1,000 × (1 + Basket Return)
	=	$1,000 × 0.925
	=	$925

Because the Final Basket Level is less than the Buffer Level, the Basket Return is equal to the sum of (i) the product of (a) the Downside Participation Rate and (b) the sum of the (A) Final Observation Value and (B) the Buffer Amount and (ii) the product of (a) the Upside Participation Rate and (b) the Averaging Return. In this example, at maturity you would receive a Redemption Amount equal to $925 per $1,000 principal amount of securities.

Example 5: The Final Basket Level is 60, and the Averaging Return is 0.40. Because the Final Basket Level is less than the Buffer Level, the Redemption Amount is determined as follows:

Basket Return	=	Downside Participation Rate × (Final Observation Value + Buffer Amount) + (Upside Participation Rate × Averaging Return)
	=	133.33% × (−0.40+ 0.25) + (250% × 0.40)
133.33% × −0.15 + 1
	=	−0.20 + 1
	=	0.80
Redemption Amount	=	$1,000 × (1 + Basket Return)
	=	$1,000 × 1.80
	=	$1,800

Because the Final Basket Level is less than the Buffer Level, the Basket Return is equal to the sum of (i) the product of (a) the Downside Participation Rate and (b) the sum of the (A) Final Observation Value and (B) the Buffer Amount and (ii) the product of (a) the Upside Participation Rate and (b) the Averaging Return. In this example, at maturity you would receive a Redemption Amount equal to $1,800 per $1,000 principal amount of securities. A comparison of this example with the previous two examples illustrates the benefit of a greater Averaging Return paired with the same Final Basket Level.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket or in any of the Basket Components. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The Redemption Amount will be less than $1,000 per $1,000 principal amount if (1) the Final Basket Level is less than the Buffer Level and (2) the following formula yields a negative number: the sum of (i) the product of (a) the Downside Participation Rate and (b) the sum of the (A) Final Observation Value and (B) the Buffer Amount and (ii) the product of (a) the Upside Participation Rate and (b) the Averaging Return. You could lose your entire investment. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	THE BASKET RETURN WILL BE AFFECTED BY THE AVERAGING RETURN — If the Final Basket Level is greater than the Buffer Level, the Basket Return will equal the Upside Participation Rate multiplied by the Averaging Return. Because the Averaging Return will be the arithmetic average of the Basket Observation Value on each of the Observation Dates (which occur approximately quarterly, beginning on March 16, 2018), subject to a minimum of zero, your return on the securities may be less than it would be if the Basket Return were based on the point-to-point performance of the Basket from the Initial Basket Level to the Final Basket Level. Because the Observation Dates occur approximately quarterly, a portion of the Averaging Return will be set quarterly and your exposure to the Basket as reflected by the Averaging Return will decline over the term of the securities.

•	THE AVERAGING CONVENTION OVER THE TERM OF THE SECURITIES USED TO CALCULATE THE AVERAGING RETURN COULD LIMIT RETURNS — The Basket Observation Value at various times during the term of the securities could be higher or lower than the Final Observation Value. Because the Averaging Return, which is used to calculate the Basket Return, will equal the arithmetic average of the Basket Observation Value on each of the Observation Dates (which occur approximately quarterly, beginning on March 16, 2018), subject to a minimum of zero, your investment in the securities may not perform as well as an investment the return of which is based solely on the point-to-point performance of the Basket on a single day near the end of the term of the securities. This difference could be particularly large if there is a significant change in the Basket Observation Value during the latter portion of the term of the securities or there is significant volatility in the Basket Observation Value during the term of the securities. Your ability to earn a positive return on the securities at maturity may be limited by the averaging used to calculate the Averaging Return. Examples 3, 4 and 5 illustrate how various Averaging Return values can produce positive and negative returns for the same depreciation in the Basket from the Initial Basket Level to the Final Basket Level.

•	THE PROBABILITY THAT THE FINAL BASKET LEVEL WILL BE LESS THAN THE BUFFER LEVEL WILL DEPEND ON THE VOLATILITY OF THE BASKET COMPONENTS — “Volatility” refers to the frequency and magnitude of changes in the levels of the Basket Components. The greater the expected volatility with respect to the Basket Components on the Trade Date, the higher the expectation as of the Trade Date that the Final Basket Level could be less than the Buffer Level or that there is significant decline in the Basket Observation Value on each of the Observation Dates, indicating a higher expected risk of loss on the securities. The terms of the securities are set, in part, based on expectations about the volatility of the Basket Components as of the Trade Date. The volatility of the Basket can change significantly over the term of the securities. The levels of the Basket Components could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Basket Components and the potential to lose a significant amount of your principal at maturity.

•	CHANGES IN THE VALUES OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER —Movements in the level of the Basket Components may not correlate with each other. At a time when the value of one or more of the Basket Components increases, the level of one or more of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Basket Observation Value on each Observation Date (which occur approximately quarterly, beginning on March 16, 2018), increases in the level of one or more of the Basket Components may be moderated, or more than offset, by lesser increases or declines in the level of the other Basket Components.

•	FOREIGN SECURITIES MARKETS RISK — Some or all of the assets included in the Basket Components are issued by foreign companies and trade in foreign securities markets. Investments in the securities therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The equity securities included in the Basket Components may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the Basket Components, and therefore the performance of the Basket Components and the value of the securities.

•	THERE ARE RISKS ASSOCIATED WITH THE iSHARES® MSCI EAFE® ETF AND THE iSHARES® MSCI EMERGING MARKETS ETF — Although shares of the iShares® MSCI EAFE® ETF and the iShares® MSCI Emerging Markets ETF (the “Reference Funds”) are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Reference Funds or that there will be liquidity in the trading market. Each Reference Fund is subject to management risk, which is the risk that a Reference Fund’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to each Reference Fund's investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by such Reference Fund. Any of these actions could adversely affect the price of the shares of each Reference Fund and consequently the value of the securities. For additional information on the Reference Funds, see “The Basket Components— The iShares® MSCI EAFE® ETF” and “The Basket Components—The iShares® MSCI Emerging Markets ETF” herein.

•	THE PERFORMANCE AND MARKET VALUE OF EACH REFERENCE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE TO THE PERFORMANCE OF ITS TRACKED INDEX — Each Reference Fund will generally invest in all of the equity securities included in the index tracked by such Reference Fund (each such index, a “Tracked Index”), but may not fully replicate such Tracked Index. There may be instances where a Reference Fund’s investment advisor may choose to overweight a stock in such Reference Fund’s Tracked Index, purchase securities not included in such Reference Fund’s Tracked Index that such investment advisor believes are appropriate to substitute for a security included in such Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of each Reference Fund will reflect additional transaction costs and fees that are not included in the calculation of such Reference Fund’s Tracked Index. Finally, because the shares of each Reference Fund are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of each Reference Fund may differ from the net asset value per share of such Reference Fund.

During periods of market volatility, securities held by each Reference Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of such Reference Fund and the liquidity of such Reference Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in each Reference Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of each Reference Fund. As a result, under these circumstances, the market value of shares of each Reference Fund may vary substantially from the net asset value per share of such Reference Fund. For these reasons, the performance of each Reference Fund may not correlate with the performance of its Tracked Index. For additional information on the Reference Funds, see “The Basket Components” herein.

•	CURRENCY EXCHANGE RISK — Because the prices of the equity securities included in the Reference Funds are converted into U.S. dollars for purposes of calculating the level of the Reference Funds, investors will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in the Reference Funds trade. Currency exchange rates may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes in currency exchange rates, including changes in liquidity and prices, can occur within very short periods of time. Currency exchange rate risks include, but are not limited to, convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the equity securities included in the Reference Funds, the level of the Reference Funds and the value of the securities.

•	EMERGING MARKETS RISK — The iShares® MSCI Emerging Markets ETF is exposed to the political and economic risks of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the performance of the securities.

•	THE CLOSING LEVELS OF THE EURO STOXX 50® INDEX AND THE NIKKEI 225 INDEX WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES RELATIVE TO THE U.S. DOLLAR EVEN THOUGH THE EQUITY SECURITIES INCLUDED IN THE EURO STOXX 50® INDEX AND THE NIKKEI 225 INDEX ARE TRADED IN A FOREIGN CURRENCY AND THE SECURITIES ARE DENOMINATED IN U.S. DOLLARS — The value of your securities will not be adjusted for exchange rate fluctuations between the U.S. Dollar and the currencies in which the equity securities included in the EURO STOXX 50® Index and the Nikkei 225 Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. Dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

•	HEDGING AND TRADING ACTIVITY — We or any of our affiliates may carry out hedging activities related to the securities, including in the Reference Funds or in instruments related to the Basket Components. We or our affiliates may also trade in the Reference Funds or in instruments related to the Basket Components from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE IS LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date is less than the Price to Public.” Therefore, in addition to the level of the Basket, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Basket and the Basket Components;

o	the expected and actual correlation, if any, between the Basket Components;

o	the time to maturity of the securities;

o	the dividend rate on the equity securities included in the Basket Components;

o	the exchange rates between the U.S. dollar and the non-U.S. currencies in which the equity securities underlying the Basket Components are traded;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the equity securities held by the Basket or markets generally and which may affect the level of the Basket; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	NO OWNERSHIP RIGHTS RELATING TO THE BASKET COMPONENTS — Your return on the securities will not reflect the return you would realize if you actually owned shares of the Reference Funds or the assets that comprise the Basket Components. The return on your investment is not the same as the total return based on the purchase of shares of the Reference Funds or the assets that comprise the Basket Components.

•	NO VOTING RIGHTS OR DIVIDEND PAYMENTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the shares of the Reference Funds or the assets that comprise the Basket Components.

•	ANTI-DILUTION PROTECTION IS LIMITED — The Calculation Agent will make anti-dilution adjustments for certain events affecting the Reference Funds. However, an adjustment will not be required in response to all events that could affect the Reference Funds. If an event occurs that does not require the Calculation Agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

•	THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Even if the treatment of the securities described herein is respected, there is a substantial risk that a security will be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Basket Components

The securities are linked to the performance of a weighted basket consisting of the iShares® MSCI EAFE® ETF, iShares® MSCI Emerging Markets ETF, the EURO STOXX 50® Index and the Nikkei 225 Index.

The iShares® MSCI EAFE® ETF

We have derived all information contained herein regarding the iShares® MSCI EAFE® ETF from publicly available information. Such information reflects the policies of, and is subject to change by, BlackRock Fund Advisors, which maintains and manages the iShares® MSCI EAFE® ETF and acts as investment advisor to the iShares® MSCI EAFE® ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the iShares® MSCI EAFE® ETF.

The iShares® MSCI EAFE® ETF is an exchange-traded fund that seeks to track the investment results of the MSCI EAFE Index, which is composed of large- and mid-capitalization developed market equities, excluding the U.S. and Canada.

The iShares Trust is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE® ETF. Information filed by the iShares Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-92935 and 811-09729. Shares of the iShares® MSCI EAFE® ETF are listed on the NYSE Arca under ticker symbol “EFA.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus.

The iShares® MSCI Emerging Markets ETF

We have derived all information contained herein regarding the iShares® MSCI Emerging Markets ETF from publicly available information. Such information reflects the policies of, and is subject to change by, BlackRock Fund Advisors, which maintains and manages the iShares® MSCI Emerging Markets ETF and acts as investment advisor to the iShares® MSCI Emerging Markets ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the iShares® MSCI Emerging Markets ETF.

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that seeks to track the investment results of the MSCI Emerging Markets Index, which is designed to measure equity market performance in the global emerging markets.

iShares, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. Information filed by iShares, Inc. with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers: 033-97598 and 811-09102. Shares of the iShares® MSCI Emerging Markets ETF are listed on the NYSE Arca under ticker symbol “EEM.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus.

EURO STOXX 50® Index

For additional information on the EURO STOXX 50® Index, see “The Reference Indices—The STOXX Indices—The EURO STOXX 50® Index” in the accompanying underlying supplement.

Nikkei 225 Index

For additional information on the Nikkei 225 Index, see “The Reference Indices— The Nikkei 225 Index” in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of the Basket Components, as well as the Basket as a whole, based on the closing levels and closing prices of the Basket Components. The Basket graph sets forth the historical performance of the Basket from January 3, 2012 through December 18, 2017. The graph of the historical Basket performance assumes the Basket Level on December 18, 2017 was 100 and the Component Weightings were as specified on the cover of this pricing supplement. The Basket Component graphs set forth the historical performance of the Basket Components from January 3, 2012 through December 15, 2017. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Basket Components as an indication of future performance of the Basket Components or the securities. Any historical trend in the levels of the Basket Components during any period set forth below is not an indication that the levels of the Basket Components are more or less likely to increase or decrease at any time over the term of the securities.

For additional information on the Basket Components, see “The Basket Components” herein.

The closing level of the iShares® MSCI EAFE® ETF on December 18, 2017 was $70.80.

The closing level of the iShares® MSCI Emerging Markets ETF on December 18, 2017 was $46.69.

The closing level of the EURO STOXX 50® Index on December 18, 2017 was 3609.42.

The closing level of the Nikkei 225 Index on December 18, 2017 was 22901.77.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, subject to the discussion below regarding the Averaging Return, a security should be treated as a prepaid financial contract that is treated as an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment.

Assuming this treatment of the securities is respected and subject to the discussion in “Material United States Federal Income Tax Considerations” in the accompanying product supplement and the discussion below regarding the Averaging Return, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

Since the Basket Return will be based on the Averaging Return, it is possible that a U.S. Holder could be treated as exchanging the securities for instruments treated as debt instruments for U.S. federal income tax purposes in the event that the payment at maturity were to become subject to a minimum amount that approaches or exceeds the securities’ principal amount. In that event, a U.S. Holder would likely be required to recognize capital gain (if any), and the tax treatment of the securities thereafter would be significantly affected. Due to the lack of governing authority, our counsel is unable to opine as to whether or how the Averaging Return may affect the tax treatment of the securities.

Even if the treatment of the securities as described herein is respected, there is a substantial risk that your purchase of a security will be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “Material United States Federal Income Tax Considerations—U.S. Holders—Constructive Ownership Transaction Rules” in the relevant accompanying product supplement for additional information and consult your tax advisor regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued in 2017 or 2018 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the securities relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU will offer the securities at the offering price set forth on the cover page of this pricing supplement and will not receive a commission in connection with the distribution of the securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated November 28, 2017 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on November 28, 2017. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated November 28, 2017, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on November 28, 2017. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976..

Credit Suisse